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                                                                   EXHIBIT 11.1

                           DENTAL CARE ALLIANCE, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                    DECEMBER 31,
                                          -------------------------------   JUNE 30,
                                             1994      1995       1996       1997
                                          ---------  ---------  ---------  ---------
Common shares                             3,995,460  3,995,460  3,995,460  3,995,460
Preferred shares convertible to common(1)   654,359    654,359    654,359    654,359
Stock options(1)                             49,576     49,576     49,576     49,576

Common shares, including warrants and
  options and conversion of preferred     4,773,107  4,773,107  4,773,107  4,773,107

Pro forma, including common, preferred,
  warrants and options                    4,773,071  4,773,071  4,773,071  4,773,071

Net income (loss) applicable to common      127,476     74,903      4,280    (10,889)
Adjustment to redemption value of
  common and preferred securities            39,951     85,709   (191,237)   (10,500)
Cumulative preferred stock dividend             -          -       (6,485)   (60,000)

HISTORICAL
Net income                                   87,525    (10,806)   202,002     59,611
Weighted shares                           4,773,071  4,773,071  4,773,071  4,773,071
Net income (loss) per share                    0.02      (0.00)      0.04       0.01

PRO FORMA
Pro forma net income                                              146,437     59,611
Weighted shares                                                 4,773,107  4,773,107
Net income (loss) per share                                          0.03       0.01
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(1) Treated as outstanding in all periods.

Note: Shares will be issued to an advisor, equal to $350,000 divided by the IPO price and to a PA equal to 213,000 divided by the IPO price only upon the offering becoming effective.